EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
January 16, 2009	Lydia A. Huber
Corporate Secretary
(419) 446-2501
Farmers & Merchants Bancorp, Inc. Authorizes Stock Repurchase
Archbold, Ohio January 16, 2009 — Farmers & Merchants Bancorp, Inc. (OTC Bulletin Board: FMAO) (the “Company) announced today that its Board of Directors has authorized the repurchase of up to 225,000 shares (approximately 4.73%) of its outstanding shares of common stock commencing January 16, 2009 and ending December 31, 2009.
The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions at times and in such amounts as management deems appropriate. The Company’s shares are traded on the OTC Bulletin Board under the symbol FMAO. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. Repurchased common shares will be added to the Company’s treasury shares, and will be used for general corporate purposes. At January 16, 2009, the Company had 4,758,131 shares of common stock outstanding.
In adopting the repurchase plan, the Board of Directors expressed confidence in the Company’s performance, noted that the Company has sufficient capital available to internally fund such repurchases and stated its belief that such repurchases can enhance shareholder value.
     ABOUT FARMERS & MERCHANTS BANCORP, INC.
With assets of approximately $800 million as of December 31, 2008, Farmers & Merchants Bancorp, Inc is a bank holding company, whose banking subsidiary The Farmers & Merchants State Bank, provides commercial banking, retail banking and other financial services through its 18 offices with locations in Defiance, Fulton, Henry, Lucas, Williams & Wood counties of Northwest Ohio. In Northeast Indiana, they have offices located in DeKalb and Steuben counties.
SAFE HARBOR STATEMENT
     Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.